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                                                                  EXHIBIT 21


                         SUBSIDIARIES OF REGISTRANT


ABP Books, Inc. (Michigan)
Classic Envelope Plus, Ltd. (Canada)
CML Industries Ltd. (Canada)
Discount Labels, Inc. (Indiana)
Graphics Arts Center de Mexico (Mexico)
Hill Graphics, Inc. (Texas)
Innova Envelope Inc. (Canada)
Mail-Well Alberta Finance LP (Canada)
Mail-Well Canada Leasing Company (Canada)
Mail-Well Commercial Printing, Inc. (Delaware)
Mail-Well Government Printing, Inc. (Colorado)
Mail-Well Mexico Holdings, Inc. (Colorado)
Mail-Well Services, Inc. (Colorado)
Mail-Well Texas Finance, LP (Texas)
Mail-Well West, Inc. (Delaware)
McLaren Morris & Todd Company (Canada)
National Graphics Company (Colorado)
PNG Inc. (Canada)
Poser Business Forms, Inc. (Delaware)
Supremex, Inc. (Canada)
Wisco III, LLC (Delaware)